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                                                                   Exhibit 10.59

                           SOFTWARE LICENSE AGREEMENT
                           --------------------------

SOFTWARE LICENSE AGREEMENT, made this 7th day of April, 2000 by and between Travelbyus.com,Ltd., a Canadian corporation with its address at 3237 King George Highway, White Rock, B.C. ("Licensee") and ITA Software, Inc., a Delaware corporation with its address at One Kendall Square, Building 400, Suite 101, Cambridge, MA 02139 ("Licensor").

WHEREAS, Licensor has developed a software product known as "ITA Low Fare Search", which has a capability for, among other things, displaying airline routes and schedules, enabling fare calculations, providing availability solutions for fare options and searching for low airfares. A description of the material specifications and functionalities of such software product is set forth on Exhibit A hereto (the "Licensed Software"); and
         ---------

WHEREAS, Licensee has assembled a network of member travel agencies, for whom Licensee is developing software to enable the agencies to obtain information through an extranet accessed through the Site; and

WHEREAS, Licensee operates a World Wide Web site at www.travelbyus.com (the "Site", which term shall include any URL to which Licensee may move its World Wide Web site, but at no time shall the "Site" comprise more than a single world Wide Web site) for travel planning and other travel-related functions; and

WHEREAS, Licensee wishes to license the Licensed Software for use at the Site, and in connection therewith to have the Licensed Software integrated into the Licensee system;

NOW, THEREFORE, in consideration of the foregoing the parties hereby agree as follows:

1.   LICENSE GRANTS

(a) Licensor hereby grants to Licensee a worldwide, perpetual (subject to the provisions of Section 5 below), non-exclusive license to use the Licensed Software for the purpose of enabling Online Customers (as defined below) to obtain information about airline routes and schedules, airfares and availability, as well as to search for low airfares. As used in this Agreement, "Online Customers" means both end users of travel-related services and Licensee's travel agents who are in the business of providing such services to others, in either case who obtain access to the Licensee's system by visiting the Site.

(b) Licensee may make copies of the Licensed Software for back-up, disaster recovery testing or archival purposes, and as necessary to utilize the Licensed Software in its business subject to the other terms and conditions of this Agreement.

(c) Licensee shall be permitted to use (including via a network) the Licensed Software on a worldwide basis and (in the event the Licensed Software is hosted by Licensee's computers) on
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an unlimited number of machines without restriction as to the number of users, but only for Licensee's internal use.

(d) Except for the foregoing grant of rights, Licensee will not have any right to make, use, reproduce or prepare derivatives of the Licensed Software. All rights in the Licensed Software which are not specifically licensed to Licensee hereunder are expressly reserved to Licensor. Authorized users of the Software shall include Licensee and its employees.

(e) Licensee shall not have the right to sublicense or transfer the Licensed Software.

(f) Licensee agrees that it will not reverse engineer, disassemble or decompile the Licensed Software.

(g) CRS Prohibition. Neither Licensee nor any Affiliate shall (i) license or sublicense the Licensed Software, for Low Fare Searching or Guaranteed Fare Pricing (as defined below), to any CRS Entity (as defined below), (ii) sell Transactions (as defined below) to or otherwise perform Transactions for any CRS Entity, or (iii) provide Low Fare Searching data processed using the Licensed Software to or for any CRS Entity.

As used in this Section 1(g):

"CRS Entity" shall mean (i) any of the computerized reservation systems providers listed on Exhibit A hereto, or any successor in interest, assign or renaming of any such provider, (a "CRS"), (ii) any Person (as defined below) which directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with any such provider, where the term "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) (a "CRS Affiliate"), or (iii) any company with which any CRS has contractual commitments for the distribution of such CRS' products and services (a "CRS National Distribution Company"). Notwithstanding the foregoing definition, an air carrier or a foreign air carrier (each as defined in the United States Federal Aviation Act of 1958, as amended) shall not be deemed a "CRS Entity" for the purposes hereof.

"Person" shall mean any individual, corporation, partnership, limited partnership, joint venture, limited liability company, unincorporated association, government or regulatory body (or any agency or political subdivision thereof) or other entity.

"Low Fare Searching" shall mean the capability for retrieving flight information and selecting flights (which may or may not include flight connections) optimized for cost based on, among other things, one or more of the following: travel origin, travel destination, travel date, and/or class of service.

"Guaranteed Fare Pricing" shall mean committing to a final price with one or more travel service providers for one or more bookings, including all taxes, fees, and other charges.

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"Transaction" shall mean an individual Low Fare Searching query to the Licensed
Software.

It shall not be a violation of this Section 1(g) solely because Licensee's reservations system is hosted on a CRS, provided that neither the CRS nor any CRS Affiliate or CRS National Distribution Company can the Licensed Software to provide services using the Licensed Software or data processed using the Licensed Software to any Person other than Licensee.

Licensor and Licensee expressly agree that Amadeus Development Company, S.A. ("Amadeus") is an intended third party beneficiary of this Section 1(g) and Amadeus shall have the right to enforce this Section 1(g) as though it were a party hereto. Licensee acknowledges and agrees that (i) its breach of this
Section 1(g) would cause irreparable injury for which monetary damages are not an adequate remedy, and (ii) Licensor and Amadeus shall be entitled to injunctive and other equitable relief in the event of an actual or threatened breach of this Section 2(f) in addition to any other remedies that may be available.

2.   DELIVERY AND ACCEPTANCE; INTEGRATION AND CUSTOMIZATION

(a) Licensor will deliver the Licensed Software to Licensee on or prior to the date set forth in Exhibit A (the date on which such delivery occurs is referred
                  ---------
to as the "Delivery Date"). Within five business days of the Delivery Date, Licensee will commence acceptance testing of the Licensed Software. Such testing will be completed within 15 days; provided, that such 15-day period may be extended by not more than an additional 15 days if all issues relating to acceptance shall not have been resolved notwithstanding Licensee's having diligently commenced and performed such testing during such initial 15-day period. At the end of the testing period (as extended, if applicable), Licensee shall either (i) accept the Licensed Software (subject to paragraph (c) below) or (ii) notify Licensor of any material defects in the Licensed Software, in which event Licensor will exercise reasonable efforts to correct such defects within 30 days. At the end of such 30-day period (or such lesser period as may be required for Licensor to correct such defects) Licensee will either accept or reject the Licensed Software. If Licensee accepts the Licensed Software (either at the time of initial delivery or following any period within which Licensor may correct defects), the date of such acceptance is referred to as the "Acceptance Date". Licensee's acceptance of the Licensed Software will not be deemed to limit or prejudice the Licensor's obligations to maintain and support the Licensed Software pursuant to Section 4(c).

(b) In the event Licensee rejects the Licensed Software, Licensee will return all (originally delivered and revised) software comprising the Licensed Software and shall have no rights with respect thereto. Neither party shall have any rights (including but not limited to any right to refund of payments previously made or any right to be compensated for alleged damages) against the other as a result of any such rejection, other than as specifically set forth in Section 5(b).

(c) In the event the Licensed Software conforms substantially, but not completely, to the specifications therefor, then Licensee may notify Licensor of such non-conformity and Licensor will exercise commercially reasonable efforts to remedy such non-conformity and to deliver to Licensee, as soon as practicable, revised software which is in conformity with applicable

                                       3
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specifications; provided, however, that any such non-substantial non-conformity shall not be ground for Licensee's rejecting such software.

(d) Licensor will furnish to the Licensee, either prior to or following the Delivery Date, such services as may be required to integrate the Licensed Software with the Site, except that Licensee will not be required to expend more than 160 man-hours in performing such services. In the event Licensee requires any additional integration services, or in the event Licensee requests additional customization of the Licensed Software (which additional customization Licensor may elect whether to perform based upon the resources which would be required therefor), Licensor will bill Licensee for such services at the rate of $175.00 per hour.

3.   OWNERSHIP OF LICENSED SOFTWARE

Licensee acknowledges that Licensor is the sole and exclusive owner of all rights in and to the Licensed Software and that other than the license granted hereby, no proprietary rights, including but not limited to copyrights and patents, in the Licensed Software are being transferred to Licensee.

4.   FEES AND EXPENSES

Licensee agrees to pay the following fees and expenses to Licensor:

(a) Basic License Fee. (i) The basic license fee for the Licensed Software will be based upon the number of Transactions (as hereafter defined) performed with the Licensed Software. The basic license fee will initially be $0.04 per Transaction, which amount may be adjusted as hereafter provided. As used herein, a "Transaction" shall mean an individual low fare searching query from the Site to the Licensor's server.

(ii) Notwithstanding the number of Transactions, the basic license fee will be subject to the following annual minimums:

                       License Year                        Minimum Fee
                       ------------                        -----------

                       One                                 $  500,000
                       Two                                 $  750,000
                       Three                               $1,000,000

The "License Years" are defined as the three successive one-year periods beginning on the Acceptance Date.

(iii) The parties acknowledge that the initial fee per Transaction has been determined based upon an assumed look-to-book ratio (the "Ratio") of 25 Transactions per passenger name record ("PNR") generated in connection with the use of the Licensed Software. The parties agree that the Ratio and the per-Transaction fee may be adjusted (either up or down) hereafter by Licensor, in inverse proportion; i.e., if the Ratio is decreased from 25 to 20, the per-Transaction fee will be increased from $0.04 to $0.05. Such adjustment(s), if any, to the Ratio and the per-Transaction

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fee will not be made more frequently than semi-annually, with no adjustment becoming effective during the first six months following the Acceptance Date. The Licensee may also request that the Licensor reconsider the Ratio. Licensor will give Licensee at least 90 days' prior notice of any adjustment in the Ratio.

(iv) In making any adjustments to the Ratio and the per-Transaction fee, Licensor will make a good faith determination of an appropriate Ratio for the Licensee's use of the Licensed Software, taking into account the fact that the Licensee's business model ("Call, Click or Come In") comprises both member travel agents who may not use the Site for bookings and end-users who access the Licensee's system directly and make may not bookings at the Site, and that the Site may not require users to log in as a condition of performing low-fare searches. The determination of an appropriate Ratio will also comprise such factors as industry-wide information which is available, the experience of other Licensor customers, the overall number of the Licensee's PNRs both through the Site and otherwise, the Licensee's mix of "brick and mortar" member travel agents and web users, the percentage of Licensee's member travel agents that are connected to the Site, and other relevant information. In addition, Licensee specifically acknowledges that Licensor expects that the use of the Licensed Software, with its increased efficiency and accuracy and the breadth of the information it provides, may itself have the effect of reducing the look-to-book ratio experienced by Licensee, and that industry expectations are that, in general, look-to-book ratios for online searching will decline in the future. Therefore, Licensee acknowledges that it is likely that the assumed look-to-book ratio used in calculating the basic license fee will decline.

(v) The basic license fee will be payable in cash in equal quarterly installments (in each case based on the minimum fee in effect for such quarter), in advance, on each three-month anniversary of the Acceptance Date, except that the first such installment will be payable simultaneously with the execution of this Agreement and the second such installment will be due on the Acceptance Date.

(b) Customization and Integration Cost. Licensee will pay Licensor, to the extent provided under section 2(d), fees for customization and integration of the Licensed Software. Such fee will be invoiced monthly by Licensor and each such invoice will be paid within 30 days of receipt.

(c) Maintenance and Support. Following execution of this Agreement, Licensee and Licensor will mutually determine the appropriate level of maintenance and support in connection with Licensee's use of the Licensed Software. At such time, Licensor will quote fees for maintenance and support. Licensee agrees to pay Licensor maintenance and support fees, as so determined; such fees will be payable quarterly, in advance, in equal installments simultaneously with the basic license fee.

(d) Reimbursable Costs and Expenses. Licensee agrees to reimburse Licensor for its reasonable out-of-pocket costs and expenses incurred by Licensor in connection with its performance of its obligations under this Agreement, including without limitation costs of travel.

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(e)  Taxes. Licensee will be responsible for the payment of any federal, state or local taxes (other than taxes based on Licensor's income) assessed on the Licensed Software or services provided under this Agreement.

5.   TERMS AND TERMINATION

(a) The license granted to Licensee under this Agreement shall commence on the Acceptance Date and continue for a term of three years thereafter.

(b) Termination by Licensee. (i) In the event that Licensor fails to deliver the Licensed Software within 30 days of the Delivery Date, or in the event Licensor is unable to remedy any substantial nonconformities in the Licensed Software of which Licensor is notified by Licensee in connection with acceptance testing of the Licensed Software, then Licensee may terminate this Agreement upon sixty (60) days' written notice to Licensor. In the event of such termination, Licensee will be released from any obligation to pay additional license fees (except that Licensor will not be obligated to repay any amounts theretofore paid by Licensee). (ii) In the event Licensor breaches any other provision of this Agreement, and such default is not cured within 30 days after written notice thereof, Licensee may terminate this Agreement upon written notice to Licensor. In the event of such termination, Licensor will repay to Licensee any license or maintenance and support fees which were paid in advance and have not been earned as of the effective date of termination.

(c) Termination by Licensor. (i) In the event that Licensee fails to pay when due a payment required to be made hereunder, Licensor may terminate this Agreement on ten (10) days' written notice unless the applicable payment is received in full during the notice period. (ii) In the event Licensee breaches any other provision of this Agreement, and such default is not cured within 30 days after written notice thereof, Licensor may terminate this Agreement upon written notice to Licensee. In the event of such termination, in addition to the provisions of paragraph (d) below, Licensee will remain obligated to pay the minimum basic licensee fees for the then-remaining term of this Agreement, but will not be obligated to pay maintenance and support fees for any periods following the effective date of termination.

(d) Except for the warranties set forth in this Section 7, Licensor disclaims all other warranties, express or implied, including but not limited to implied warranties of merchantability and fitness for a particular purpose, with respect to the Licensed Software.

7.   LIMITATION OF LIABILITY

(a) Licensee agrees that any damages for Licensor's breach of any of the provisions of this Agreement, including without limitation damages for breach of warranty, shall be limited to the amount of license fees paid by Licensee to Licensor during the twelve months preceding the date of breach.

(b) Neither Licensee nor Licensor shall be liable to the other for any indirect, special, incidental or consequential damages or for loss of profits, loss of business, or interruption of business of any kind or nature, whether under this agreement or otherwise, whether in an action

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in contract, tort (including, without limitation, negligence), product liability or otherwise, even if such party has been advised of the possibility of such loss or damage.

8.   CONFIDENTIAL INFORMATION

(a) Each party may disclose confidential and proprietary information to the other party which it intends the other party to maintain in confidence. As used herein, each party which discloses such information is referred to as a "Disclosing Party" and each party which receives such information is referred to as a "Receiving Party". "Confidential Information" means Disclosing Party's confidential and proprietary inventions, products, designs and ideas, including computer software, functionality, concept, processes, internal structure, design, external elements, use interface, technology and documentation, a, as well as confidential and proprietary information relating to Disclosing Party's operations, plans, opportunities, finances, research, technology, developments, know-how, personnel, and any third party confidential information disclosed to Receiving Party. The terms and conditions of this Agreement are also "Confidential Information". However, "Confidential Information" shall not include information (a) already lawfully known to Receiving Party, (b) disclosed in published materials, (c) generally known to the public or (d) lawfully obtained from a third party which has no obligations of non-disclosure to the Receiving Party.

(b) Receiving Party acknowledges that Confidential Information is confidential, proprietary and trade secret information of the Disclosing Party. Receiving Party will not disclose Confidential Information to anyone other than its employees who legitimately need access to it. Receiving Party will notify each of its employees who are given access to Confidential Information that they have an obligation not to disclose Confidential Information and will take such steps as are reasonably necessary to insure compliance with this obligation. Receiving Party will safeguard Confidential Information with reasonable security means at least equivalent to measures that it uses to safeguard its own proprietary information. Receiving Party shall store Confidential Information in a safe and secure location. Receiving Party may not remove copyright, trademark, trade secret, confidentiality, and patent notices from Confidential Information.

(c) All Confidential Information is provided "as is," without any express or implied warranty of any kind.

(d) Receiving Party hereby acknowledges that unauthorized disclosure or use of Confidential Information will cause immediate and irreparable harm to Disclosing Party. Accordingly, Disclosing Party will have the right to seek and obtain preliminary and final injunctive relief to enforce this Agreement in case of any actual or threatened breach, in addition to other rights and remedies that may be available to Disclosing Party.

9.   RELATIONSHIP OF THE PARTIES

(a) The parties shall be treated for all purposes as independent contractors, no provision of this Agreement shall be construed to constitute or create a partnership, joint venture, agency or formal business organization of any kind.

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10.  PUBLICITY

(a) Promptly following execution of this Agreement, the parties will work together to create a press release announcing that Licensee has licensed software from Licensor. Such press release will be mutually acceptable to both parties. At no time will either party release a press release that mentions the other party unless the other party has consented in advance to such press release.

(b) The Site will contain the Licensor's logo with words to the effect of "powered by Licensor Software", or such similar language the content and placement of which will be mutually determined by the parties.

11.  ARBITRATION

Any controversy, dispute or question arising out of, in conjunction with, or in relation to this Agreement or its interpretation, performance or non-performance, or any breach thereof, shall be determined by arbitration, in accordance with, but not necessarily under the auspices of, the then existing rules of the American Arbitration Association. Judgment upon any arbitration award, which may include an award of damages, may be entered by the highest state or federal court having jurisdiction.

12.  MISCELLANEOUS

(a) If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision hereof.

(b) This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and cancels and supersedes any previous understanding, commitments, or agreement, oral or written between Licensee and Licensor, other than confidential disclosure agreements.

(c) No failure by either party to insist upon the strict performance of any covenant, term or condition of this Agreement, or to exercise any right or remedy, shall constitute a waiver of such right or remedy on any subsequent occasion.

(d) The validity, construction, scope and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, exclusive of its choice of law provisions. Any action to enforce any provision hereof shall be brought in the state courts of Massachusetts or in the federal courts sitting in Massachusetts, and the parties consent to the jurisdiction of such courts.

(e) This Agreement may not be amended except in writing executed by duly authorized representatives of both Licensor and Licensee.

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(f)  This Agreement may not be assigned by either party without the other party's prior written consent. Subject to the foregoing, this Agreement will be binding on the parties and their respective successors and assigns.

(g) This Agreement may be signed in one or more counterpart copies, all of which together shall constitute one Agreement and each of which shall constitute an original.

(h) The provisions of Sections 1(d), 1(e), 1(g), 3, 7 and 8 will survive the termination of this Agreement and remain enforceable.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first above written.

                                                Travelbyus.com, Inc.


                                                By: /s/ William Kerby
                                                   ----------------------------
                                                Name:  William Kerby
                                                Title: Chief Executive Officer


                                                ITA SOFTWARE, INC.


                                                By: /s/ Jeremy Wertheimer
                                                   ----------------------------
                                                   Jeremy Wertheimer, President

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                                                                       Exhibit A
                                                                       ---------

Description of Material Specifications and Functionalities of Licensed Software


Software: The Licensed Software will comprise functionality substantially similar to that of Licensor's current web site (www.itasoftware.com), subject to considerations set forth below as to availability information. At Licensee's request, Licensor will develop and deliver a more comprehensive description of the Licensed Software's specifications and functionalities.

Delivery: The Licensor will deliver the Licensed Software on or before June 30, 2000. However, the Licensee acknowledges that such date may be delayed based on, among other things, the technical difficulties of connecting the Site to Licensor's server, as well as the determination of the parties as to availability, hosting and interfaces as further set forth below.

Availability: The Licensed Software, as contemplated to be delivered, generates information about flight availability utilizing a "cache" which has been developed by Licensor using data generated from various sources, including Amadeus Global Distribution, S.A. Licensor represents to Licensee that whether it will be entitled to continue to use Amadeus data in its cache will depend on several factors beyond Licensor's control, including (but not limited to) whether Amadeus will continue to supply such data, whether Amadeus will begin to charge Licensor for its providing of such data and whether Amadeus will allow Licensor to use such data for its licensees. In the event that for any reason Licensor no longer is able to utilize its cache to generate availability information, Licensor will use Licensee's existing access to availability resources to generate availability information. Licensee acknowledges that using Licensee's access to availability resources may result in the Licensed Software's performing less optimally vis-a-vis availability than the performance that would be achieving using a cache supplied with availability information from Licensor's currently available resources. Licensor and Licensee will continue to work together to optimize the availability aspects of the Licensed Software.

Hosting: The parties will, subsequent to the date of this Agreement, determine whether the Licensed Software will run on computers owned by Licensee, Licensor or a third party. Licensee acknowledges that in the event the parties determine to run the Licensed Software on computers owned by and located with Licensor, Licensor will charge Licensee a hosting fee which will be determined by the parties.

Interfaces: The license contemplated hereby assumes either (i) that the user interfaces ("UI's") for the Licensed Software will be developed by Licensee or
(ii) that the Licensee will use the Licensor existing UI (or a UI substantially similar thereto) without the necessity of additional development or design. In the event Licensee wishes Licensor to develop UI's for Licensee, Licensor will quote Licensee a onetime fee to be paid for such development, and such fee will be payable in full on the Acceptance Date.

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